Variable Life Insurance Company	John Hancock Place Boston, Massachusetts 02117

INSURED	JOHN HANCOCK	$100,000	SUM INSURED AT ISSUE

PLAN	SCHEDULED PREMIUM
	VARIABLE WHOLE LIFE

POLICY NUMBER	00 000 000	JULY 1, 1987	DATE OF ISSUE

INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company agrees, subject to the conditions and provisions of this policy, to pay at its Home Office in Boston, Massachusetts, the Death Benefit to the Beneficiary if the Insured’s death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Home Office of the Company of due proof of the Insured’s death.

The Death Benefit will be an amount equal to the greater of the Guaranteed Death Benefit and a variable death benefit, less any indebtedness on the date of the Insured’s death. The variable death benefit will increase or decrease depending on the experience of the Separate Accounts. On the Date of Issue the Guaranteed Death Benefit will be an amount equal to the Sum Insured at Issue.

The policy which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and the payment of the Minimum First Premium shown on page 4.

The Policy Specifications on pages 3 and 4 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts.

President	Secretary

Variable Whole Life policy

Scheduled Premiums payable for life

Premium may increase at age 72 if issued on modified premium schedule

Provision for optional additional premiums

Death Benefit payable at death

Not eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

To the extent any benefit, payment or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides minimum Guaranteed Death Benefit equal to the Sum Insured at Issue if the policy is not in default under Section 7 and there is no indebtedness.

Right to Cancel - The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

Form 87-85	FLEXVCO	87-85

Order of Policy Section		Alphabetical Guide Section
1.	Policy Specifications	8.	Account Value
2.	Table of Rates	17.	Allocation to Subaccounts
3.	Definitions	19.	Annual Report To Owner
4.	Death Benefit	26.	Assignment
5.	Payments	13.	Automatic Payment of Premiums
6.	Cumulative Premium Balance and	15.	Basis of Computation
	Required Premium Target	10.	Basic Premium Reduction
7.	Grace Period	21.	Beneficiary
8.	Account Value	25.	Claim of Creditors
9.	Excess Value	21.	Contingent Owner
10.	Excess Value Options	30.	Contract
11.	Recalculation of Basic Premium	6.	Cumulative Premium Balance
12.	Loans	4.	Death Benefit
13.	Automatic Payment of Premiums	24.	Deferral of Determination and Payments
14.	Surrenders and Withdrawals	3.	Definitions
15.	Nonforfeiture Provisions	9.	Excess Value
16.	Separate Accounts	10.	Excess Value Options
17.	Allocation to Subaccounts	23.	Exchange of Policy During First 24 Months
18.	Investment Policy Change	10.	Extra Death Benefit
19.	Annual Report To Owner	15.	Fixed Extended Term Insurance
20.	Reinstatement	15.	Fixed Paid-Up Insurance
21.	Owner, Contingent Owner, Beneficiary	7.	Grace Period
22.	Interest on Proceeds	10.	Guaranteed Death Benefit Additions
23.	Exchange of Policy During First 24 Months	27.	Incontestability
24.	Deferral of Determination and Payments	22.	Interest on Proceeds
25.	Claims of Creditors	18.	Investment Policy Change
26.	Assignments	12.	Loans
27.	Incontestability	28.	Misstatement of Age or Sex
28.	Misstatement of Age or Sex	15.	Nonforfeiture Provisions
29.	Suicide	21.	Owner
30.	The Contract	31.	Optional Methods of Settlement
31.	Settlement Provisions	5.	Payments
		1.	Policy Specifications
		11.	Recalculation of Basic Premium
		20.	Reinstatement
		6.	Required Premium Target
		16.	Separate Accounts
		31.	Settlement Provisions
		17.	Subaccount Transfer Provision
		29.	Suicide
		14.	Surrenders
		2.	Table of Rates
		15.	Variable paid-Up Insurance
		14.	Withdrawals

Form 87-85	2	F25

1. POLICY SPECIFICATIONS

OWNER, BENEFICIARY - AS DESIGNATED IN THE APPLICATION SUBJECT TO SECTION 21 OF THE POLICY

ISSUE AGE* 35	INSURED	JOHN HANCOCK		$100,000	SUM INSURED AT ISSUE

SCHEDULED PREMIUM
	PLAN	VARIABLE WHOLE LIFE

	POLICY NUMBER		00 000 000	JULY 1, 1987	DATE OF ISSUE*

THIS POLICY IS ISSUED:		IN A	STANDARD	PREMIUM CLASS.

		ON A	LEVEL	PREMIUM SCHEDULE.

	ANNUAL PREMIUMS
BENEFITS	PAYABLE	AMOUNT
LIFE INSURANCE - BASIC PREMIUM	FOR LIFE	$1,595.00

Variable Life Insurance Company

3	F300300

1. POLICY SPECIFICATIONS - CONTINUED

	ANNUAL PREMIUMS
BENEFITS	PAYABLE	AMOUNT
RIDER/RATING PREMIUM (FIRST YEAR)	$0.00	$0.00

REQUIRED PREMIUM (FIRST YEAR)		$1,595.00

EXPENSE CHARGES
CHARGED TO PREMIUM
PREMIUM PROCESSING CHARGE	2.00**
PREMIUM EXPENSE CHARGE	7.0% OF REMAINDER AFTER
PREMIUM PROCESSING CHARGE
CHARGED TO ACCOUNT VALUE
ISSUE CHARGE	$6.00 PER MONTH FOR 48 MONTHS***
MAINTENANCE CHARGE AT ISSUE	$4.50 PER MONTH****
GUARANTEED DEATH BENEFIT CHARGE	$1.00 PER MONTH*****

*	THE DATE OF ISSUE AND THE ISSUE AGE OF EACH RIDER IS THE DATE OF ISSUE AND THE ISSUE AGE OF THE POLICY UNLESS OTHERWISE SPECIFIED.
**	THIS CHARGE MAY BE CHANGED AFTER ISSUE, BUT IT WILL NEVER BE GREATER THAN $2.00 PER PREMIUM PAID. THE CHARGE MAY BE LESS FOR AUTOMATIC PAYMENT PROCEDURES APPROVED BY THE COMPANY.
***	ISSUE CHARGE DEDUCTIONS WILL CEASE AFTER THE 48TH DEDUCTION. ANY AMOUNT OF ISSUE CHARGE NOT YET DEDUCTED AS OF THE DATE OF SURRENDER WILL BE INCLUDED IN THE SURRENDER CHARGE.
****	THIS CHARGE MAY BE CHANGED AFTER ISSUE, BUT THE MONTHLY CHARGE WILL NEVER BE GREATER THAN $4 PLUS $.02 PER THOUSAND OF SUM INSURED.
*****	THIS CHARGE MAY BE CHANGED AFTER ISSUE, BUT THE MONTHLY CHARGE WILL NEVER BE GREATER THAN $.03 PER THOUSAND OF SUM INSURED.

3A	F300300

Maximum Deferred Sales Charge

The maximum Deferred Sales Charge during the first 10 years is $1,257.50

The maximum charge decreases thereafter:

During Policy Years	Maximum Charge
11	$1,086.48
12	814.86
13	543.24
14	271.62
15 and after	$0.00

The Deferred Sales Charge upon surrender will not be greater than 15.0% of the Basic Premiums for policy years 1 through 7, plus 10.0% of the Basic Premiums for policy years 8 through 10. The charge is based on the lesser of Premiums paid and the Basic Premiums as shown in this section and as determined in Sections 10 and 11.

	Required Premiums
Minimum First Premium	$398.75

Required Premium Targets – First Policy Year
3rd Processing Date	$797.50
6th Processing Date	$1,196.25
9th Processing Date	$1,595.00

Required Premium Targets – Second Policy Year
18th Processing Date	$1,595.00	plus 50% of the Required Premium determined on the first Annual Processing Date.
24th Processing Date	$1,595.00	plus 100% of the Required Premium determined on the first Annual Processing Date.

Subaccount Allocation

Until changed in accordance with Section 17, Net Premiums and other credits will be allocated among the Subaccounts of John Hancock Variable Life Account V as shown in the application for this policy.

4	F400500

2. TABLE OF RATES

AGE*	GUARANTEED MAXIMUM MONTHLY RATES PER $1000 OF AMOUNT AT RISK	DEATH BENEFIT FACTOR	PREMIUM CREDIT FACTOR	GUARANTEED MAXIMUM OPTION CHARGE PER $1 APPLIED

35	0.176	3.9726	19.0784	0.03
36	0.186	3.8433	18.8626	0.03
37	0.200	3.7186	18.6401	0.03
38	0.215	3.5985	18.4112	0.03
39	0.232	3.4829	18.1760	0.03
40	0.252	3.3717	17.9347	0.03
41	0.274	3.2649	17.6871	0.03
42	0.297	3.1623	17.4338	0.03
43	0.323	3.0636	17.1742	0.03
44	0.349	2.9689	16.9087	0.03
45	0.379	2.8779	16.6370	0.03
46	0.410	2.7904	16.3593	0.03
47	0.444	2.7064	16.0754	0.03
48	0.479	2.6255	15.7853	0.03
49	0.518	2.5477	15.4886	0.03
50	0.560	2.4728	15.1857	0.03
51	0.610	2.4008	14.8765	0.03
52	0.665	2.3317	14.5617	0.03
53	0.728	2.2654	14.2417	0.03
54	0.800	2.2019	13.9172	0.03
55	0.876	2.1412	13.5887	0.03
56	0.960	2.0831	13.2565	0.03
57	1.046	2.0275	12.9208	0.03
58	1.139	1.9742	12.5812	0.03
59	1.239	1.9230	12.2378	0.03
60	1.349	1.8740	11.8905	0.03
61	1.473	1.8269	11.5400	0.03
62	1.613	1.7818	11.1868	0.03
63	1.772	1.7387	10.8320	0.03
64	1.949	1.6976	10.4768	0.03
65	2.143	1.6584	10.1219	0.03
66	2.350	1.6211	9.7681	0.03
67	2.572	1.5855	9.4153	0.03
68	2.808	1.5516	9.0633	0.03
69	3.065	1.5191	8.7120	0.03
70	3.353	1.4880	8.3613	0.03
71	3.681	1.4583	8.0125	0.03
72	4.060	1.4301	7.6671	0.03
73	4.496	1.4033	7.3272	0.03
74	4.983	1.3781	6.9953	0.03
75	5.513	1.3546	6.6730	0.03
76	6.076	1.3325	6.3609	0.03
77	6.665	1.3117	6.0585	0.03
78	7.275	1.2922	5.7646	0.03
79	7.923	1.2737	5.4774	0.03

*	ON A POLICY ANNIVERSARY “AGE” MEANS THE AGE OF THE INSURED AT HIS OR HER BIRTHDAY NEAREST THAT DATE. THAT “AGE” WILL APPLY UNTIL THE NEXT ANNIVERSARY.

5	F400500

2. TABLE OF RATES - CONTINUED

AGE*	GUARANTEED MAXIMUM MONTHLY RATES PER $1000 OF AMOUNT AT RISK	DEATH BENEFIT FACTOR	PREMIUM CREDIT FACTOR	GUARANTEED MAXIMUM OPTION CHARGE PER $1 APPLIED

80	8.635	1.2560	5.1958	0.03
81	9.430	1.2392	4.9202	0.03
82	10.338	1.2232	4.6515	0.03
83	11.373	1.2082	4.3921	0.03
84	12.513	1.1942	4.1445	0.03
85	13.737	1.1812	3.9098	0.03
86	15.021	1.1692	3.6879	0.03
87	16.356	1.1580	3.4772	0.03
88	17.737	1.1475	3.2755	0.03
89	19.171	1.1374	3.0798	0.03
90	20.677	1.1277	2.8865	0.03
91	22.287	1.1181	2.6914	0.03
92	24.063	1.1082	2.4891	0.03
93	26.119	1.0979	2.2734	0.03
94	28.812	1.0869	2.0364	0.03
95	32.817	1.0748	1.8737	0.03
96	39.642	1.0616	1.6810	0.03
97	53.066	1,0476	1.4616	0.03
98	85.526	1.0334	1.2275	0.03
99	165.340	1.0198	1.0000	0.03

*	ON A POLICY ANNIVERSARY “AGE” MEANS THE AGE OF THE INSURED AT HIS OR HER BIRTHDAY NEAREST THAT DATE. THAT “AGE” WILL APPLY UNTIL THE NEXT ANNIVERSARY.

5A	F5A0001

3. DEFINITIONS

“We”, “us”, and “our” refer only to the John Hancock Variable Life Insurance Company.

“You” and “your” refer only to the Owner of this policy.

“Payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

“In full force” means that the policy has not lapsed in accordance with Section 7.

“Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

“Portfolio” means each division of a Fund which has a specific investment objective.

“Separate Account”, unmodified, means a separate investment account established by us pursuant to applicable law in which you are eligible to invest under this policy.

“Subaccount” means each division of a Separate Account. The assets of each Subaccount are invested solely in shares of the corresponding Portfolio of a Fund.

“Indebtedness” means the unpaid balance of a policy loan plus accrued interest.

“Valuation Date” means any date on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

“Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

“Processing Date” means the first day of a policy month which immediately follows a Valuation Date. The Date of Issue is not a Processing Date.

“Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

“Policy Year” means (a) or (b) below whichever is applicable:

(a)	The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

“Written Notice” means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

6	F600700

4. DEATH BENEFIT

The Death Benefit while the policy is in full force is the greater of (a) or (b), minus (c) where:

(a)	is the Guaranteed Death Benefit plus all Premiums received after the last Processing Date prior to the Insured’s date of death;

(b)	is the Account Value at the end of the Valuation Perion in which death occurs multiplied by the applicable Death Benefit Factor shown in Section 2; and

(c)	is any indebtedness on the date of death.

The Guaranteed Death Benefit is equal to the Basic Death Benefit plus any Extra Death Benefit determined in accordance with Section 10.

The Basic Death Benefit is equal to the Sum Insured then in effect. The Sum Insured at Issue is shown on page 3.

5. PAYMENTS

Payments under the policy shall be made only to us at our Home Office.

When we receive a payment, we first deduct any amount specified as accrued interest on loans then due under Section 12 and any amount specified as loan repayment. The remainder will constitute Premium and will be added to the Cumulative Premium Balance. We then deduct the Premium Processing Charge and the Premium Expense Charge, in that order. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, the following will apply:

(a)	All amounts received prior to the Date of Issue will be processed as if received on the day preceding the Date of Issue.

(b)	If a payment equal to the Minimum First Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the day preceding the Date of Issue. Each such portion will be equal to the (i) Minimum First Premium minus (ii) all payments previously received. The remainder, If any, of each such payment will be processed as of the date of receipt.

Except as provided above and in Section 7, all payments will be processed as of the date of receipt.

Subject to our minimum limits you may pay Premiums in excess of the Required Premium while the policy is in full force. During the first two years we may refuse any Premium in excess of the amount required to make the Cumulative Premium Balance equal to the next Required Premium Target shown in Section 1. Thereafter, we may refuse any Premium in excess of the amount required to make the Cumulative Premium Balance equal to the Required Premium Target in effect on the date of payment as determined in accordance with Section 6.

7	F600700

6. CUMULATIVE PREMIUM BALANCE AND REQUIRED PREMIUM TARGET

The Cumulative Premium Balance is the amount equal to the Premiums paid less amounts subtracted in accordance with Section 10 and Section 14.

The Required Premium Targets during the first two policy years are shown in Section 1. On each Annual Processing Date, we will determine the Required Premium Target for the policy year beginning on such Annual Processing Date. The Required Premium Target will be the sum of (a) and (b) where:

(a)	is either (i) the Required Premium for that policy year, or (ii) zero if the Account Value on the Valuation Date immediately preceding the Annual Processing Date multiplied by the Death Benefit Factor on the Annual Processing Date is greater than or equal to the Guaranteed Death Benefit; and

(b)	is either (i) the Required Premium Target as of the end of the prior policy year, or (ii) the Cumulative Premium Balance if the Basic Premium has been recalculated effective on such Annual Processing Date in accordance with Section 11.

The Required Premium is determined on each Annual Processing Date for the policy year beginning on such Annual Processing Date. The Required Premium will equal the Basic Premium in effect on the Annual Processing Date plus the Rider/Rating Premium then in effect.

7. GRACE PERIOD

On each Processing Date specified in Section 1 under the heading “Required Premiums”, we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the applicable Required Premium Target shown in Section 1. Thereafter, on each Annual Processing Date we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the Required Premium Target on that Valuation Date. If, on any such Processing Date, the Cumulative Premium Balance is less than the Required Premium Target, the policy will be deemed to be in default as of such Processing Date. The amount by which the Required Premium Target exceeds the Cumulative Premium Balance is the amount in default. Any amount in default may be paid within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of the grace period specifying the minimum payment that you must make to continue the policy in force beyond the end of the grace period.

If a payment at least equal to the amount in default is received before the end of the grace period, we will process the portion equal to the amount in default as if it had been received on the day preceding the date the policy went into default. The policy will then no longer be in default. Any payment in excess of the amount in default will be processed as of the date of receipt. If a payment at least equal to the amount in default is not received by the end of the grace period, the policy will lapse and will not be in full force. Upon lapse, the policy will be administered in accordance with Section 15.

If the Insured dies during the grace period, we will deduct from the proceeds the amount in default.

8	F800900

8. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	We will determine the value of each Subaccount as of the end of the Valuation Period in accordance with Section 16.

(b)	We will then determine the share of this policy in each Subaccount and the total value of such shares.

(c)	We will then add any amount of Loan Assets.

(d)	We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

Loan Assets are the total of all loans advanced plus interest credited at a rate at least equal to the policy loan interest rate less 2%.

CHARGES

On the Date of Issue and on every Processing Date, we will deduct each of the charges (a) through (f) in order from the Account Value at the end of the last prior Valuation Period, where:

(a)	is the Maintenance Charge;

(b)	is the Guaranteed Death Benefit Charge;

(c)	is the sum of all charges for Riders which are part of the policy, if applicable;

(d)	is the sum of all charges for ratings, if applicable;

(e)	is the Issue Charge; and

(f)	is the Insurance Charge.

If the Account Value less the sum of charges (a) through (d) is less than the Issue Charge (i) the Issue Charge will not be deducted but will be deferred; and (ii) the Insurance Charge will be deducted up to the amount available.

The Insurance Charge on the Date of Issue or on any Processing Date is an amount determined by us and is for the policy month beginning on such date. The Insurance Charge is that month’s charge for the Amount at Risk under the policy on the Processing Date.

The Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the prior Valuation Period less all charges due on the Processing Date;

(b)	is the Guaranteed Death Benefit divided by 1.0032737; and

(c)	is the amount defined in (a) multiplied by the applicable Death Benefit Factor shown in Section 2.

The Applied Monthly Rates are the actual rates used to calculate Insurance Charges. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates on page 5. The Applied Monthly Rates will be based on our expectations of future experience. They will be reviewed at least once every 5 policy years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, and whose policies have been in force for the same length of time.

9	F800900

9. EXCESS VALUE

We will calculate the Excess Value at the beginning of each Annual Processing Date.

The Excess Value is equal to the amount, if any, by which the Account Value as of the end of the immediately preceding Valuation Date exceeds the Benchmark Value. The Benchmark Value is equal to the sum of (a) through (c) where:

(a)	is the greater of (i) 110% of the indebtedness as of that date or (ii) the value, as determined by us, required to support the Guaranteed Death Benefit;

(b)	is the Rider/Rating Premium determined as of the Annual Processing Date; and

(c)	is the surrender charge as of the Annual Processing Date.

The Excess Value, if any, will then be divided into two components—the Premium Component and the Experience Component. The Premium Component will be equal to the lesser of (a) and (b) where:

(a)	is the Excess Value; and

(b)	is the amount, if any, by which the Cumulative Premium Balance exceeds the Required Premium Target at the end of the Valuation Period immediately preceding the Annual Processing Date.

The Experience Component will be equal to the amount, if any, by which the Excess Value exceeds the Premium Component.

10. EXCESS VALUE OPTIONS

You may use the Excess Value to provide for extra Death Benefits or to reduce the amount of the Basic Premium.

EXTRA DEATH BENEFIT - The combined amount applied to this option from both components of the Excess Value, less the applicable Option Charge, will be multiplied by the applicable Death Benefit Factor shown in Section 2. We will then add the result to the previous total of Extra Death Benefit.

BASIC PREMIUM REDUCTION - This option is available only if the Policy is issued on the Level Premium Schedule as shown in Section 1 or the Basic Premium has been recalculated in accordance with Section 11. The combined amount applied to this option from both components of Excess Value, less the applicable Option Charge, will be divided by the applicable Premium Credit Factor shown in Section 2. We will then subtract the result from the Basic Premium.

The maximum Option Charge is shown in Section 2. We, in our sole discretion, may make available after issue other Excess Value options.

The amounts to be applied to each option from the Premium Component and from the Experience Component will be determined in accordance with your election and our rules then in effect. Your election with respect to the Experience Component is shown in the application for the policy. Your election with respect to the Premium Component cannot be applied to either option before the second Annual Processing Date. You may change an election, but such change is subject to our approval and will be effective only as of the Annual Processing Date next following receipt at our Home Office of written notice satisfactory to us.

All amounts from the Premium Component of Excess Value applied under this Section 10 will be subtracted from the Cumulative Premium Balance.

10	F100110

11. RECALCULATION OF BASIC PREMIUM

This section is applicable only if the policy is issued on a Modified Premium Schedule as shown in Section 1.

Effective on the Annual Processing Date nearest the Insured’s 72nd birthday the Basic Premium required to maintain the Basic Death Benefit for life will be recalculated. However, you may request an earlier recalculation to be applicable on or after the second Annual Processing Date. Such earlier recalculation will be effective on the Annual Processing Date next following receipt at our Home Office of such request. The new Basic Premium will depend on the amount applied to the recalculation less the applicable Option Charge. The maximum Option Charge rates is shown in Section 2. The amount applied will depend on the Account Value on the Valuation Date immediately preceding the date of recalculation, and the Guaranteed Death Benefit and age of the Insured on the date of recalculation.

The new Basic Premium may be less than, equal to, or greater than the original Basic Premium. However, the new Basic Premium will not be greater than that shown in Section 1.

12. LOANS

You may borrow from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first policy year if (i) a Loan Value is available and (ii) the policy is not in force on the Extended Term Insurance basis. Each loan must be for at least $300 except when used to pay premiums. We may defer loans as provided by the law or as provided in Section 24. We will not defer loans to pay premiums on our policies.

The Loan Value while the policy is in full force or for loans advanced under Section 13 will be 75% during the second and third policy years and 90% thereafter of an amount equal to the Account Value less any surrender charge then in effect.

The Loan Value while the policy is in force as Fixed Paid-Up Insurance will be the cash value. The Loan Value while the policy is in force as Variable Paid-Up Insurance will be 75% of the Account Value during the second and third policy years and 90% of the Account Value thereafter.

Values, except for Fixed Paid-Up Insurance, will be determined, subject to the “Deferral of Determinations and Payments” provision, at the end of the Valuation Period in which the date of receipt of the loan application at our Home Office occurs or, for loans advanced under the Automatic Payment of Premiums provision, at the end of the Valuation Period in which the last day of the grace period occurs. Values for Fixed Paid-Up Insurance will be determined as of the next policy anniversary date discounted for interest at the loan rate.

The amount of loan available will be the Loan Value less any existing indebtedness.

Loan interest at an effective annual rate of 6% will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate.

A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

While the policy is in full force or in force as Variable Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds an amount equal to the Account Value less any surrender charge then in effect. While the policy is in force as Fixed Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds the net single premium for the Paid-Up Insurance determined in accordance with the “Basis of Computations” provision. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us. When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount transferred will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. Upon any loan repayment, the amount of the repayment will be allocated among the Subaccounts in accordance with the Subaccount Investment Rule in effect on the date of repayment.

11	F100110

16. SEPARATE ACCOUNTS

We will allocate Net Premiums, other credits, and charges to the Subaccounts of the Separate Account in accordance with Section 17. We will allocate a proportional share of the investment results of the Subaccounts to your policy. We will make (i) a Valuation Period Mortality and Expense Risk Charge at a rate equivalent to .6% per year of the Subaccount assets and (ii) a charge for any applicable income taxes.

The assets of the Subaccounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Subaccount when determining the value of a Subaccount.

The assets of the Separate Accounts are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Accounts exceed the liabilities of the Separate Accounts arising under the variable life insurance policies supported by the Separate Accounts.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Subaccount to another Subaccount; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Subaccounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Rule and the Subaccount Transfer Provision.

17. ALLOCATION TO SUBACCOUNTS

We will allocate Net Premiums and other credits among the Subaccounts in accordance with the Subaccount Investment Rule, as chosen by you and shown in the application for this policy. You may elect to change the Rule. A change will be effective at the end of the Valuation Period in which we receive written notice satisfactory to us. We may impose limits on the number and frequency of such changes. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges other than Premium Expense Charges and Premium Processing Charges among the Subaccounts in proportion to your policy investment in each Subaccount on the date of the charge.

14	F140150

SUBACCOUNT TRANSFER PROVISION

You may elect to transfer assets held in the Subaccounts up to four times in each policy year without charge. Additional transfers may be permitted; however, we reserve the right to make a charge for each such additional transfer. A transfer will be effective at the end of the Valuation Period in which we receive written notice satisfactory to us.

18. INVESTMENT POLICY CHANGE

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with, and not disapproved by the lnsurance Commissioner of Massachusetts. In the event of a material change, and while this policy is in full force or in force as Variable Paid-Up Insurance, you may exchange this policy, without evidence of insurability, within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later, for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the Sum Insured at Issue under this policy, subject to the same terms and conditions as in the “Exchange of Policy During the First 24 Months” provision. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

19. ANNUAL REPORT TO OWNER

While the policy is in full force, we will furnish annually to the Owner a statement which shows:

(a)	The Death Benefit, Guaranteed Death Benefit, and Surrender Value as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report; and

(d)	Loan information.

We will furnish other reports if required by law or regulation.

20. REINSTATEMENT

If the policy lapses under Section 7, it may be reinstated within 3 years after the beginning of the grace period unless the Surrender Value has been paid or otherwise exhausted, or the period of any Fixed Extended Term Insurance has expired.

In order to reinstate the policy, we will require all of the following:

(1)	A written application for reinstatement.

(2)	Production of evidence of insurability satisfactory to us.

(3)	Payment of a Premium equal to the sum of (a) and (b), each accumulated at an effective annual rate of 6% to the date of reinstatement, where:

(a)	is the difference between the Required Premium Target and the Cumulative Premium Balance at the date of lapse, and

(b)	is all Required Annual Premiums for the period between the date of lapse and the date of reinstatement.

On the date of reinstatement the policy will have (i) a Sum Insured as if no lapse had occurred and (ii) indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

15	F140150

The Account Value on the date of reinstatement will be the sum of (a) through (c) less (d) through (f) where:

(a)	is the Surrender Value of the nonforfeiture option in effect on the date of reinstatement plus any indebtedness on the date of reinstatement;

(b)	is the amount in (3) above;

(c)	is the deferred sales charge adjustment (as defined below);

(d)	is the Premium Processing Charge;

(e)	is the Premium Expense Charge; and

(f)	is the sum of all Maintenance Charges and charges for Riders and ratings, if any, that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, with interest at an effective annual rate of 6% to the date of reinstatement.

The deferred sales charge adjustment is the smaller of (a) and (b) where:

(a)	is the deferred sales charge applicable if the Policy were surrendered immediately after reinstatement; and

(b)	is the deferred sales charge made on the date of lapse.

21. OWNER, CONTINGENT OWNER, BENEFICIARY

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice; but if a person other than the Insured applied for this policy and you have not reached full age, only the court-appointed guardian of your estate may exercise your rights.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. A change will take effect when the notice is signed if we acknowledge receipt on the notice. The change will take effect whether or not you or the Insured is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledged receipt.

22. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1, Settlement Provisions.

23. EXCHANGE OF POLICY DURING FIRST 24 MONTHS

At any time during the first twenty-four months from the Date of Issue of this policy while this policy is in full force, this policy may be exchanged for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the Sum Insured at Issue under this policy, without evidence of insurability, subject to all of the following terms and conditions:

(1)	The new policy shall bear the same Date of Issue and Issue Age as this policy, and be in the same risk classification as this policy.

(2)	The new policy shall be any whole life policy with level premiums payable at least to age 85 offered by the John Hancock Mutual Life Insurance Company on the Date of Issue of this policy at the premium rates in effect on that date.

16	F160170

(3)	The new policy may include any additional benefit provision included in this policy if available for issue with the fixed benefit policy.

(4)	The new policy will be effective on receipt of written notice on a form satisfactory to us, the surrender of this policy, and the payment to us of any cost to exchange.

(5)	The exchange will be subject to an equitable adjustment in premiums, cash value and dividends, if any, on the new policy to reflect variances, if any, on the premiums and Account Value under this policy. Any outstanding indebtedness must be repaid on or before the effective date of the exchange. After adjustment, any credit due you for the exchange may be repaid in cash or left with us under an advance premium agreement.

A detailed statement of the method of computation of the adjustment has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery.

24. DEFERRAL OF DETERMINATIONS AND PAYMENTS

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, or the Commission by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

(1)	To defer determination of the Account Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan (except for Fixed Paid-Up Insurance) as of the end of the Valuation Period in which we receive the loan application at our Home Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of (i) the Guaranteed Death Benefit less (ii) any indebtedness.

(2)	To defer determination and payment of any Variable Paid-Up Insurance amount.

(3)	To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value, unless this policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance.

The payment of a Surrender Value if the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance and payment of a loan if the policy is in force as Fixed Paid-Up Insurance may be deferred for up to 6 months from the date of receipt of written notice and any required surrender of the policy. If we defer such payment for more than 29 days, we will pay interest on any Surrender Value payment at the rate of 3 1/2% per year for the period payment is deferred.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

25. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

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26. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

27. INCONTESTABILITY

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase.

28. MISSTATEMENT OF AGE OR SEX

If the age or the sex of the Insured has been misstated, we will determine the adjustment to be made to reflect the correct age and sex.

29. SUICIDE

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, we will pay in place of all other benefits an amount equal to the Premiums paid less (i) the amount of any indebtedness on the date of death and (ii) the amount of any withdrawals. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

30. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy and such application. However, additional written applications for policy changes or acceptance of excess payments under Section 5 may be submitted to us after issue and such additional applications may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calender day ending at midnight local time at our Home Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

Changes in this policy may be made by agreement between you and us. Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

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31. SETTLEMENT PROVISIONS

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the election of any one of the options below or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1 - Interest Income at the declared rate but not less than 3 1/2% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A - Income of a Specified Amount, with payments each year totaling at least  1/12th of the proceeds, until the proceeds, with interest credited at the declared rate but not less than 3 1/2% a year on unpaid balances, are fully paid.

Option 2B - Income for a Fixed Period, with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3 - Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within the guaranteed period, we will pay the discounted value of the remaining guaranteed payments. In calculating this discounted value we will use the interest rate assumed in determining the guaranteed payments.

Option 4 - Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5 - Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You elect an option by written notice during the lifetime of the Insured. The election must be made before the proceeds become payable. If you have made no effective election, the Payee may make one by written notice within 6 months after the Insured’s death or 2 months after the date on which the proceeds, if any, are payable in any case except death.

No election of any option may provide for income payment of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

These options are not available without our consent if the proceeds are payable (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association or assignee.

The Payee may, by written notice, designate and change the designation of a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

19	F180190

Table for Options 2B, 3, 4 and 5

(Monthly payments for each $1000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee on Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.53	3.50	3.54	3.46
2	42.86	41	3.57	3.54	3.58	3.50
3	28.99	42	3.62	3.58	3.63	3.54
4	22.06	43	3.66	3.62	3.68	3.58
5	17.91	44	3.77	3.66	3.73	3.62
6	15.14	45	3.76	3.71	3.78	3.66
7	13.16	46	3.82	3.75	3.83	3.71
8	11.68	47	3.87	3.80	3.89	3.75
9	10.53	48	3.93	3.85	3.95	3.80
10	9.61	49	3.99	3.90	4.02	3.85
11	8.86	50	4.05	3.95	4.08	3.91
12	8.24	51	4.12	4.01	4.15	3.96
13	7.71	52	4.19	4.06	4.22	4.02
14	7.26	53	4.26	4.12	4.30	4.08
15	6.87	54	4.34	4.18	4.38	4.15
16	6.53	55	4.42	4.24	4.47	4.21
17	6.23	56	4.50	4.31	4.56	4.28
18	5.96	57	4.59	4.37	4.66	4.36
19	5.73	58	4.69	4.44	4.76	4.44
20	5.51	59	4.79	4.50	4.87	4.52
21	5.32	60	4.89	4.57	4.99	4.60
22	5.15	61	5.00	4.64	5.11	4.69
23	4.99	62	5.12	4.71	5.25	4.78
24	4.84	63	5.24	4.77	5.39	4.88
25	4.71	64	5.37	4.84	5.54	4.99
26	4.59	65	5.50	4.91	5.70	5.09
27	4.47	66	5.64	4.97	5.87	5.21
28	4.37	67	5.79	5.03	6.06	5.33
29	4.27	68	5.94	5.09	6.26	5.46
30	4.18	69	6.10	5.14	6.47	5.59
Annual, semi-annual or quarterly payments under Option 2B are 11.839, 5.963 and 2.993 respectively times the monthly payments.		70	6.27	5.19	6.69	5.73
		71	6.44	5.24	6.94	5.88
		72	6.61	5.28	7.20	6.04
		73	6.79	5.32	7.48	6.20
		74	6.98	5.36	7.79	6.38
		75	7.16	5.38	8.11	6.56
		76	7.35	5.41	8.47	6.75
		77	7.54	5.43	8.84	6.96
		78	7.72	5.45	9.25	7.17
		79	7.91	5.46	9.69	7.39
		80	8.08	5.48	10.17	7.64
		81	8.25	5.49	10.68	7.88
			8.41	5.49	11.23	8.13
		83	8.56	5.50	11.82	8.43
		84	8.71	5.50	12.46	8.70
		85 & over	8.83	5.51	13.14	8.99
		Options 3, 4 and 5 are available only at the ages as shown.

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Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Whole Life policy

Scheduled Premiums payable for life

Premium may increase at age 72 if issued on modified premium schedule

Provision for optional additional premiums

Death Benefit payable at death

Not eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

To the extent any benefit, payment or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a minimum Guaranteed Death Benefit equal to the Sum Insured at Issue if the policy is not in default under Section 7 and there is no indebtedness.

Right to Cancel - The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

Form 87-85	FLEXVBP	Printed in U.S.A.